Exhibit (a)(6)

         The announcement is neither an offer to purchase nor a solicitation of an offer to sell these securities. The Offer is made only in the Offer to Purchase and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from) holders of Notes in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction.

                          BABY SUPERSTORE, INC.

         Change of Control Notice and Offer to Purchase for Cash
                     any and all of the Outstanding
             4-7/8% Convertible Subordinated Notes Due 2000
                        of Baby Superstore, Inc.


      Baby Superstore, Inc. ("Baby Superstore") is offering to purchase for cash at the Repurchase Price, upon the terms and subject to the conditions set forth in the Change of Control Notice and Offer to Purchase (as defined below), dated February 14, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal, any and all of the outstanding 4-7/8% Convertible Subordinated Notes Due 2000 of Baby Superstore (the "Notes"). The Repurchase Price is 100% of the principal amount of the Notes, plus accrued interest to but excluding the date of repurchase. See the Offer to Purchase for capitalized terms used but not defined herein. Unless the context otherwise requires, the term "Offer to Purchase" includes the Letter of Transmittal.

      The Offer is being made pursuant to the Indenture, which provides that, following a Change of Control, Baby Superstore is required to repurchase at the Repurchase Price any and all Notes from each Holder that properly exercises its Change of Control Right. A change of control occurred on February 3, 1997 as a result of the consummation of the merger of BSST Acquisition Corp., a wholly owned subsidiary of Toys "R" Us, Inc. ("Toys "R" Us"), with and into Baby Superstore, Inc., with Baby Superstore continuing as the surviving corporation and becoming a wholly owned subsidiary of Toys "R" Us (the "Merger").

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SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE
OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 15, 1997, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST THEREOF, IF EXTENDED, THE "EXPIRATION DATE"). NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
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      As of February 12, 1997, there was $115,000,000.00 aggregate principal amount of Notes outstanding. Prior to consummation of the Merger, the Notes were convertible into shares of Common Stock, without par value, of Baby Superstore ("Baby Superstore Common Stock") at a conversion price of $53.875 per share of Baby Superstore Common Stock. Upon consummation of the Merger, pursuant to adjustment mechanisms contained in the Indenture, the Notes became, and are currently, convertible into shares of Common Stock, par value $.10 per share, of Toys "R" Us ("Toys "R" Us Common stock") at a conversion price of $66.34 per share of Toys "R" Us Common Stock.

      On February 12, 1997, the closing price per $1,000 principal amount of Notes, as reported on the Nasdaq SmallCap Market, was $995 and the closing price per share of Toys "R" Us Common Stock, as reported on the New York Stock Exchange, Inc. Composite Tape, was $25. A holder may convert Notes into shares of Toys "R" Us Common Stock until, but not after, such Note is properly tendered to the Bank of New York, as Depositary (the "Depositary"), unless the tender of such Note is properly withdrawn or there is a default in payment of the Repurchase Price. Any Notes which remain outstanding after consummation of the Offer will continue to be obligations of Baby Superstore and will continue to be convertible at the option of the holder thereof into shares of Toys "R" Us Common Stock. Tenders of Notes may be withdrawn at any time prior to the Expiration Date.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Baby Superstore will purchase, by accepting for payment, and will pay for all Notes validly tendered (and not properly withdrawn) pursuant to the Offer, promptly after the Expiration Date, such payment to be made by the deposit of immediately available funds by Baby Superstore with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from Baby Superstore and transmitting such payment to tendering holders.

      No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized.

      Neither Baby Superstore nor Toys "R" Us makes any recommendation as to whether or not holders should exercise their Change of Control Right and tender Notes pursuant to the Offer.

      Any questions or requests for assistance or for copies of the Offer to Purchase or related documents may be directed to the Depositary at the telephone number set forth below. Any beneficial owner owning interests in Notes may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Depositary for the Offer is

                          The Bank of New York

                           101 Barclay Street
                        New York, New York 10286
                       Attention:  George Johnson
                             (212) 815-4997





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